EXHIBIT 35.1

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Members Equity Bank Pty Ltd ABN 56 070 887 679
Level 16, 360 Collins Street Melbourne VIC 3000
GPO Box 1345 Melbourne VIC 3001
t 03 9605 6000 f 03 9605 6999
w membersequitybank.com.au
AFS Licence: 229500

SERVICER'S CERTIFICATE OF COMPLIANCE

Re:
Assessment of compliance for services provided pursuant to the Mortgage Origination and Management Agreement, dated July 4, 1994, as amended, and the other transaction documents relating to SMHL Global Fund No. 9 (collectively, the "Agreements").

The undersigned hereby certifies that:

1.  I, Nicholas Vamvakas, am an authorised officer of Members Equity Bank Pty Limited (the "Servicer").

2.  A review of the Servicer's activities during the period from October 11, 2006 (the date of issuance of the SMHL Global Fund No. 9 transaction) through June 30, 2007 (the "Reporting Period"), and of its performance under each of the Agreements has been made under my supervision.

3. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

MEMBERS EQUITY BANK PTY LIMITED
Date: September 28, 2007
	By:	/s/ Nicholas Vamvakas
Name: Nicholas Vamvakas Title: Chief Financial Officer